Exhibit 5.1

Travers Smith LLP 10 Snow Hill, London, EC1A 2AL

T: +44 (0)20 7295 3000 | www.traverssmith.com

Noble Corporation plc 3rd Floor 1 Ashley Road Altrincham Cheshire WA14 2DT FAO the Board of Directors	Your ref:
	Our ref:	RRS/SRB
	Doc ID:	4149-3528-8639
	Direct line:	+44 (0)20 7295 3000
	Email:	richard.spedding @traverssmith.com

30 September 2022

Dear Directors:

Legal opinion regarding shares of Noble Corporation plc

1.	INTRODUCTION

We are acting as advisers as to English law to Noble Corporation plc, a public limited company incorporated under the laws of England and Wales (the “Company”). We understand that the Company intends to file, on or around the date hereof, a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and resale, from time to time, of up to the number of A ordinary shares, par value $0.00001 per share, of the Company (“Ordinary Shares”) set forth in the Registration Statement comprising (a) issued Ordinary Shares held by one or more selling shareholders party to registration rights agreements (the “Shares”) and (b) Ordinary Shares issuable upon exercise of the warrants constituted by the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement (the “Warrant Shares”). We have been asked to provide an opinion on certain matters, as set out below, in connection with the filing of the Registration Statement.

2.	DOCUMENTS REVIEWED

We have examined the documents listed in Appendix 3 to this opinion. Terms defined in the Appendices have the same meaning where used in this opinion.

Travers Smith LLP is a limited liability partnership registered in England and Wales under number OC 336962 and is authorised and regulated by the Solicitors Regulation Authority (SRA number 489478). A list of the members of Travers Smith LLP is open to inspection at our registered office and principal place of business: 10 Snow Hill London EC1A 2AL

30 September, 2022

3.	NATURE OF OPINION AND OBSERVATIONS

3.1

This opinion is confined to matters of English law (including case law) as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts. In particular:

3.1.1

by giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect;

3.1.2

to the extent that the laws of any other jurisdiction may be relevant, our opinion is subject to the effect of such laws. We express no views in this opinion on the validity of the matters set out in any opinion given in relation to such laws;

3.1.3

we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable; and

3.1.4

the term “non-assessable” has no recognised meaning in English law but for the purposes herein the term means that, under the Companies Act 2006 (as amended) and the Articles, no holder of the Shares or Warrant Shares is liable, solely because of such holder’s status as a holder of the Shares or Warrant Shares, for additional payments or calls on the Shares or Warrant Shares (as applicable) to or by the Company or its creditors.

4.	OPINION

On the basis stated in paragraph 3, and subject to the assumptions in Appendix 1 and the qualifications in Appendix 2, we are of the opinion that the Shares are validly issued, fully paid and non-assessable, and, when issued in accordance with the terms of the Warrants and the applicable Warrant Agreements, the Warrant Shares will be validly issued, fully paid and non-assessable, when all of (i) the Registration Statement shall have become effective under the Securities Act; and (ii) valid entries in the books and registers of the Company have been made.

30 September, 2022

5.	CONSENT TO FILING

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the SEC promulgated thereunder.

Yours faithfully

/s/ Travers Smith LLP

Travers Smith LLP

30 September, 2022

APPENDIX 1

ASSUMPTIONS

In considering the documents listed in Appendix 3 and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

1.

Powers and Duties: the Directors of the Company, when authorising the allotment of the Ordinary Shares, exercised their powers in accordance with their duties under English law and the articles of association of the Company at the relevant time;

2.	Adoption of Articles: the Articles have been validly and lawfully adopted prior to the Ordinary Shares being allotted;

3.

Shareholder approval: to the extent required by law, the shareholder(s) of the Company passed, by the requisite majority, an ordinary resolution authorising the Directors of the Company to allot the Ordinary Shares;

4.

Compliance with FSMA: (i) no Ordinary Shares, or rights to subscribe for Ordinary Shares, have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other law or regulation concerning offers to the public, invitations to subscribe for, or to acquire rights to, or otherwise acquire, shares in the United Kingdom; and (ii) in issuing and allotting the Ordinary Shares, the Company is not carrying on a regulated activity for the purposes of section 19 of FSMA;

5.

Compliance with Agreements: to the extent that any of the Ordinary Shares are to be issued under the terms of warrant instruments, the holders of such warrants shall comply with the procedures set out in such instruments in order to acquire the Ordinary Shares, in particular the due execution of any notices or consents; that the Ordinary Shares have been duly allotted; and the Company complies with such documentation at all times in effecting the issue of the Ordinary Shares and has adopted the prescribed procedures therein to ensure that the Ordinary Shares are paid up at least as to nominal value and (where relevant) as to the amount of any additional exercise price;

6.

Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies (and whether in hard copy or electronic form);

7.	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions;

8.

Secretary’s Certificate: that each of the statements contained in a certificate of the Secretary of the Company dated September 30, 2022 (the “Certificate”) is true and correct as at the date of this opinion;

30 September, 2022

9.

Company Search: that the information revealed by our search against the Company’s records available for public viewing at Companies House through its website (https://find-andupdate.company-information.service.gov.uk/) made at approximately 10 a.m. on September 29, 2022 (the “Company Search”) (i) was accurate in all respects and has not since the time of such searches been altered, and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies;

10.

Winding-up Enquiry: that the information revealed by our enquiry at approximately 10 a.m. on September 29, 2022 of the Central Registry of Winding-up Petitions (the “Winding-up Enquiry”) was accurate in all respects and has not since the time of such enquiry been altered;

11.	No change in law: there is no change in law or regulation from the date of this opinion that would have the effect of rendering any of our opinions invalid, void or otherwise incorrect; and

12.	Warrant Agreements: that the parties to the Tranche 1 Warrant Agreement and the Tranche 2 Warrant Agreement will have duly and validly executed such agreements.

30 September, 2022

APPENDIX 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

1.	Company Search: the Company Search is not capable of revealing conclusively whether or not:

1.1	a winding-up order has been made or a resolution passed for the winding up of a company; or

1.2	an administration order has been made; or

1.3	a receiver, administrative receiver, administrator or liquidator has been appointed; or

1.4	a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

2.

Winding-up Enquiry: the Winding-up Enquiry relates only to the presentation of (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

2.1	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

2.2

in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

30 September, 2022

2.3	a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry immediately;

2.4

details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

2.5	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to 1994.

3.	We express no opinion on any appraisal rights that may arise as a matter of the laws of any other country.

30 September, 2022

APPENDIX 3

1.

a copy of the business combination agreement among the Company, Noble Corporation, a Cayman Islands exempted company with registered number 368504, Noble Newco Sub Limited and The Drilling Company of 1972 A/S, dated November 10, 2021;

2.

copies of (i) the Tranche 1 Warrant Agreement to be entered into by and among the Company, Computershare Inc. and Computershare Trust Company, N.A., dated September 30, 2022 (the “Tranche 1 Warrant Agreement”); and (ii) the Tranche 2 Warrant Agreement to be entered into by and among the Company, Computershare Inc. and Computershare Trust Company, N.A., dated September 30, 2022 (the “Tranche 2 Warrant Agreement” and, together with the Tranche 1 Warrant Agreement, the “Warrant Agreements”);

3.	the amended and restated articles of association of the Company adopted on May 5, 2022 (the “Articles”);

4.	a copy of the draft Registration Statement dated September 30, 2022; and

5.	the Certificate.